Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.3992

CSP Inc. Reports Fourth-Quarter Fiscal 2013 Financial Results

Board Votes to Increase Quarterly Dividend by 10% Beginning in Q1 FY 2014

Reports on Strategic Progress

BILLERICA, MA, December 17, 2013 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the fourth quarter and year end fiscal 2013 ended September 30, 2013.

The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.10 per share to shareholders of record December 27, 2013 payable January 7, 2014. In addition, the board has voted to increase the quarterly dividend by 10%, beginning in the first quarter of fiscal 2014, to $0.11 per share.

Management Comments
“Fiscal 2013 turned out to be successful for CSP on the strength of the Service and Systems Integration business even though the year initially looked to be challenging due to the tough year-over-year comparisons at our Systems business,” said President and Chief Executive Officer Victor Dellovo. “We also distributed $1.4 million in dividends in fiscal 2013, and raised the quarterly dividend from $0.03 per share to $0.10 per share during the year. The board continued to demonstrate its commitment to enhancing shareholder value and its belief in our strategic direction by recently voting to raise the quarterly dividend again beginning in the first quarter of fiscal 2014 by 10% from $0.10 to $0.11.
“The year-over-year comparison for the fourth quarter was challenging from both a top- and bottom-line standpoint due to the lack of royalties from the E-2D. However, in the fourth quarter we received an order and began to ship parts in support of production beyond Lot 1, and we believe that fiscal 2014 will include royalty payments for five E-2D planes.

“Throughout the fiscal year we made progress in the execution of our growth strategy, and the fourth quarter was no exception,” said Dellovo. “At our Systems segment, the recent Myricom acquisition gives us ownership of the interconnect technology that is critical to our latest generation MultiComputer products and protects our ability to support our military and aerospace customers going forward. It also gives us a strong base of new customers in commercial growth markets, reinforcing our strategy to develop products in the Systems segment that are synergistic with the Service and Systems Integration segment. In line with that strategy, during the quarter the Systems business introduced the KeyDSP product line for energy efficient computing and signal processing that addresses commercial opportunities.

Exhibit 99.1

“At our Service and Systems Integration segment, we made excellent progress on our strategy to increase our margin profile by growing sales of managed services,” added Dellovo. “During the quarter we closed on 11 new managed services customers and the level of recurring revenue in our pipeline is increasing quickly. As we grow this business, we expect to sell additional products to our managed services customers. We also made progress in our strategy to cross-sell between Modcomp’s geographic locations. In fact, about half of the revenue at the UK business came through our US operation in the fourth quarter.

“Looking forward to fiscal 2014, we expect that that next year will be better than fiscal 2013 on both the top and bottom lines. We continue to see significant growth potential for CSP and we believe we have the right strategy to unlock the value in our Company,” concluded Dellovo.

Financial Results

For the fourth quarter of fiscal 2013, revenue declined 2% year over year to $21.9 million. For full-year fiscal 2013, revenue increased 3% year over year to $87.6 million.

Gross margin for the fourth quarter was 22% compared with 25% in the fourth quarter of fiscal 2012, primarily due to a lower mix of sales from the Systems business, including reduced royalty revenues. Gross margin for fiscal 2013 was 21% compared with 24% in the prior-year period.

Net loss for the fourth quarter was $8,000, or $0.00 per share, compared with net income of $4.9 million, or $1.43 per diluted share, in the fourth quarter of fiscal 2012. Net income for full year fiscal 2013 was $368,000, or $0.10 per diluted share, compared with $6.6 million or $1.91 per diluted share in fiscal 2012. The decline was again due to the lower royalty revenues in fiscal 2013 and no proceeds from officer life insurance settlement and tax benefit for reversal of valuation allowance for the deferred tax asset as recorded in the previous fiscal year.

Cash and short-term investments decreased from $20.5 million at fiscal year-end 2012 to $18.6 million at the end of fiscal 2013. The Company paid out approximately $1.4 million in dividends during the fiscal year. CSP’s cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.

Conference Call Details
CSP Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 407-5790 or (201) 689-8328. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP’s website.

Also see the Financial Table, Consolidated statements of operations and Consolidated balance sheet.

Exhibit 99.1

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP’s Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company’s MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company’s website at www.cspi.com.

To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, we believe that fiscal 2014 will include royalty payments for five E-2D planes and looking forward to fiscal 2014, we expect that that next year will be better than fiscal 2013 on both the top and bottom lines. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2013	September 30, 2012
Assets
Current assets:
Cash and short-term investments	$18,619	$20,493
Accounts receivable, net	13,529	12,145
Officer life insurance settlement receivable	—	2,172
Inventories	4,791	6,276
Other current assets	3,979	3,620
Total current assets	40,918	44,706
Property, equipment and improvements, net	1,420	991
Other assets	5,155	5,369
Total assets	$47,493	$51,066

Liabilities and Shareholders’ Equity
Current liabilities	15,125	18,168
Pension and retirement plans	8,660	9,431
Non-current liabilities	673	426
Shareholders’ equity	23,035	23,041
Total liabilities and shareholders’ equity	$47,493	$51,066

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the Year ended,
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Sales:
Product	$16,219	$15,976	$65,844	$59,583
Service	5,674	6,355	21,775	25,224
Total sales	21,893	22,331	87,619	84,807

Cost of Sales:
Product	12,839	12,952	54,023	50,226
Service	4,250	3,725	15,013	14,160
Total cost of sales	17,089	16,677	69,036	64,386

Gross profit	4,804	5,654	18,583	20,421

Operating expenses:
Engineering and development	596	419	1,857	1,720
Selling, general & administrative	4,235	5,019	16,025	15,847
Total operating expenses	4,831	5,438	17,882	17,567

Proceeds from officer life insurance settlement	—	2,115	—	2,115
Operating income	(27)	2,331	701	4,969

Other income (expense), net	(48)	2	(12)	(100)

Income (loss) before income taxes	(75)	2,333	689	4,869
Provision (benefit) for income taxes	(67)	(2,599)	321	(1,740)

Net income (loss)	$(8)	$4,932	$368	$6,609

Net income(loss) attributable to common stockholders	$(7)	$4,856	$361	$6,496

Income (loss) per share - basic	$—	$1.44	$0.11	$1.93
Weighted average shares outstanding - basic	3,422	3,363	3,389	3,362

Income (loss) per share - diluted	$—	$1.43	$0.10	$1.91
Weighted average shares outstanding - diluted	3,422	3,405	3,441	3,405